Exhibit 10.1

Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

Amendment to MOU Dated August 17, 2007 Among Hexcel Corporation, USEC Inc, and ATK Space Systems Inc

RECITALS:

A. All capitalized terms herein have the meanings ascribed to them in the MOU. A reference to a “Section” means a Section of the MOU. A reference to a “Paragraph” means a paragraph in this Amendment.

B. The U.S. Department of Energy (DOE) has decided to defer its decision on USEC’s application for a loan guarantee. As a result of DOE’s decision, USEC’s schedule for deploying its American Centrifuge Plant (ACP) has been delayed and USEC and ATK have informed Hexcel that USEC and ATK are suspending work on the ACP.

C. As a result of such suspension, USEC and ATK desire to modify the MOU to eliminate any obligations to purchase minimum quantities of IM Fiber under Sections 6(A)(ii) and 6(A)(iii), and to extend the MOU to December 31, 2012 in order to provide an opportunity to resume purchases for the ACP at a later time.

D. Hexcel is agreeable to such a modification on the terms set forth in this Amendment.

THEREFORE: Hexcel, USEC and ATK agree as follows:

1)	Heretofore ATK had issued a purchase order, ATK PO A000041810, to Hexcel for the purchase of IM Fiber through September 2009. At the direction of USEC, a portion of this order has been suspended by ATK. USEC and ATK agree to pay Hexcel $700,000 representing excess polyacrylonitrile (PAN) inventory made by Hexcel in anticipation of supplying an additional ***** of IM Fiber under the order. This payment will be made within 5 days of receipt of an invoice from Hexcel for such amount. The Parties agree that the uncompleted portion of the order is cancelled and that there are no other outstanding orders which have not been cancelled or fulfilled. USEC and ATK will acquire no rights to the PAN or to any of the additional IM Fiber, but Hexcel will credit ***** on the first ***** of IM Fiber purchased under the MOU after the date hereof.

2)	Elimination of minimum purchases:

a)	Section 6(A) is revised to read as follows:

(A) Purchase and Supply of IM Fiber for the ACP

USEC agrees to purchase, or cause ATK to purchase, from Hexcel ninety-six percent (96%) of its requirements for intermediate modulus carbon fiber to be delivered on or before December 31, 2012 to USEC or ATK for use in the ACP. Hexcel agrees to supply to ATK/USEC intermediate carbon fiber which USEC or ATK order within any minimum requirement or maximum quantity Hexcel is obligated to deliver on or before December 31, 2012 under the MOU as amended by Amendment dated December 16, 2009, for the ACP. Hexcel will meet these obligations to supply the intermediate modulus carbon fiber by supplying Hexcel’s IM Fiber. USEC’s obligation to purchase or cause ATK to purchase intermediate modulus carbon fiber is subject to Hexcel’s supplying intermediate modulus carbon fiber meeting the Carbon Fiber Specification and delivered in accordance with Table 2 on Schedule A of the MOU or the agreed monthly and annual delivery schedule negotiated by ATK and Hexcel.

b)	In lieu of the Forfeited Amount that would have been determined under Section 7(B) for failing to purchase monthly minimums under Section 6(A)(iii) as required prior to this Amendment, the Parties agree that the Advance Payment balance as of September 1, 2009 will be forfeited to Hexcel at a fixed rate of *****, beginning September 2009, regardless of the quantity of IM Fiber purchased hereafter; provided, however, that there will be credited ***** on the next *****, and ***** on the following *****, of IM Fiber purchased under the MOU by USEC/ATK until such Advance Payment balance is reduced to zero by the aggregate forfeited amounts, at which time the credit opportunity under this Paragraph 2 b) will cease.

c)	In lieu of the obligation of USEC/ATK to purchase a minimum of ***** of IM Fiber under Section 6(A)(ii) as required prior to this Amendment (of which ***** remained to be purchased), the Parties agree that USEC and ATK will pay Hexcel the amount of $ 7.0 million on January 5, 2010; provided, however, that there will be credited ***** of IM Fiber purchased under the MOU by USEC/ATK after the date hereof until the aggregate credit under this Paragraph 2 c) equals $ 7.0 million, at which time such credit opportunity will cease.

d)	Section 6 (D) is revised to read “is for not less than a monthly minimum quantity under Paragraph 8 of the Amendment dated December 16, 2009;”

3)	The MOU is extended from December 31, 2011 to December 31, 2012, unless sooner terminated in accordance with its terms. After December 31, 2012 the MOU expires and all obligations to purchase or supply IM fiber expire unless the Parties agree to extend it. Any credit balance remaining under Paragraphs 1), 2 b) and 2 c) on the expiration or termination of the MOU will expire unless the Parties agree to apply some or all of such balance against the purchase of IM fiber under any extension of MOU beyond 2012.

4)	The requirement for the letter of credit under Section 5 is terminated. USEC will promptly cooperate as reasonably requested by Hexcel in extinguishing the letter of credit.

5)	The price of IM Fiber purchased after the effective date of this Amendment will be:

a)	For purchases made prior to the Advance Payment balance under Paragraph 2 b) reaching zero, the price per lb determined as set forth in Section A Base Price Determination and Section D Price Escalation of Schedule A Rev. 1 to the MOU, less applicable credits under Paragraphs 1, 2 b) and 2 c) applied to the quantity of IM Fiber purchased; and

Once the Advance Payment balance under Paragraph 2 b) has been reduced to zero, the price will be *****, less a credit of ***** and then adjusted by aggregate escalations in price in accordance with Section D Price Escalation of Schedule A Rev. 1 of the MOU from September 1, 2009 to the date of purchase, less applicable credits under Paragraphs 1 and 2 c) applied to the quantity of IM Fiber purchased.

6)	Nothing in the MOU or this Amendment will require Hexcel to supply more than the maximum monthly quantities set forth in Schedule A Rev. 1 of the MOU. Each monthly maximum quantity for 2011 will continue in effect for each corresponding month of 2012.

7)	To reflect the provisions of this Amendment, Schedule A “Exhibit J to Memorandum of Agreement Between Hexcel and ATK” is deleted and replaced with Schedule A Rev. 1 “Exhibit J to Memorandum of Agreement Between Hexcel and ATK” attached hereto.

8)	USEC and ATK acknowledge that the suspension of the ACP will result in Hexcel reducing or eliminating production of IM Fiber for the ACP until USEC and ATK resume purchases under the MOU. Accordingly, the Parties agree that Hexcel will not be obligated to supply IM Fiber unless it receives no less than 90 days advance written notice from USEC or ATK , which notice will contain a firm binding order for a minimum monthly quantity ordered of not less than ***** for the then-remaining term of the MOU or six months whichever is less, and an updated forecast for any amounts in excess of the minimum for each month of the remaining term as provided in Schedule A of the MOU

9)	USEC through ATK will make the payment described in Paragraph 2 c) by wire transfer to:

Hexcel Corporation
BANK OF AMERICA (BOSTON, MA)
BANK ABA #:026009593;
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10)	The Parties agree that the payments and other commitments made in this Amendment are in settlement of any and all claims they may have related to the MOU up to and including the date of this Amendment. Unless expressly modified by this Amendment, the MOU remains in full force and effect in accordance with its original terms, and this Amendment will be considered a part thereof.

IN WITNESS WHEREOF, the parties have entered into this Amendment by their duly authorized representatives as of December 2009.

USEC Inc
By: /s/ Charles Kerner
Name/ Title: Charles Kerner, Director, Procurement and Contracts

Alliant Techsystems Inc., acting through its ATK Tactical Propulsion and Controls Division
By: /s/ Darryl Blueitt
Name/Title: Darryl Blueitt, Deputy VP/GM

Hexcel Corporation
By: /s/ Ira J. Krakower
Name/Title: Ira J. Krakower, Senior Vice President

Schedule A Rev. 1 to USEC-ATK-Hexcel MOU	EXECUTION COPY
Document: Exhibit “J” Revision: 1 Date: December 16, 2009

PROPRIETARY

EXHIBIT “J”
DIRECT PURCHASE OF CARBON FIBER AND PREPREG PRODUCTS FOR
AMERICAN CENTRIFUGE PLANT WITH USEC

Exhibit “J” to Memorandum of Agreement (MOA) Dated October 25, 2002 contains pricing and quantity terms for the period January 1, 2007 through December 31, 2012 for composite materials for the USEC American Centrifuge Plant (“ACP”). Purchases will be made in accordance with the provisions of the Memorandum of Understanding (MOU) dated August 16, 2007 among USEC, ATK and Hexcel as amended.

A. BASE PRICING DETERMINATION:

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B. SCHEDULE:

The maximum monthly amounts of IM Fiber that Hexcel is obligated to supply are set forth in table 2 below.

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Notes:

1) There is no minimum quantity required to be purchased. USEC or ATK must provide no less than 90 days advance written notice prior to the first order placed after November 1, 2009. The minimum order quantity is ***** and for the then-remaining term of the MOU or six months whichever is less. The maximum quantity Hexcel is obligated to provide in a month is specified in Table 2.

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3) On or before August 31, 2008, ATK shall provide Hexcel a forecast by month of its expected purchases of IM Fiber and Prepreg for November and December, 2008, along with a firm Purchase Order obligating ATK to purchase the amount of IM Fiber and Prepreg shown as forecasted for such months. Thereafter, for each calendar quarter commencing with the first calendar quarter of 2009, ATK will provide Hexcel with an updated forecast by month of its expected purchases of IM Fiber and Prepreg for the year commencing at the beginning of that quarter (the “Forecasted Year”). This forecast shall be provided at least 90 days prior to the commencement of the Forecasted Year. On or prior to the delivery of each forecast to Hexcel, ATK shall deliver to Hexcel a firm Purchase Order(s) obligating ATK to purchase the amount of IM Fiber and Prepreg shown as forecasted for the first calendar quarter of the Forecasted Year.

4) In order for Hexcel to more efficiently manufacture and supply IM Fiber and Prepreg, for each forecast commencing for Forecasted Year commencing October 1, 2009, ATK will use its best efforts to cause the forecasts and Purchase Order(s) to provide for monthly deliveries of IM Fiber and of Prepreg in approximately equal amounts. If the monthly amounts are significantly different, then the parties shall meet and confer and negotiate in good faith schedules that will cause the monthly deliveries to be approximately equal.

C. ADDITIONAL CONDITIONS:

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D. PRICE ESCALATION

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E. Credit Amount

1.Price For IM Fiber Delivered On Or Before The Date The Advance Payment Balance Reaches Zero

For IM Fiber delivered on or before the date the Advance Payment balance reaches zero under the MOU as amended, the Final Price to be paid shall be equal to the Base Price provided in Section A escalated as provided in Section D. Hexcel shall credit USEC/ATK against any amounts owed for fiber purchased with the amounts described in Table 3 below.

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2 . Price For IM Fiber Delivered After The Date The Advance Payment Balance Reaches Zero

For IM Fiber delivered after the date the Advance Payment balance reaches zero under the MOU as amended, the Final Price to be paid shall be equal to a base price of ***** as of September 1, 2009 escalated as provided in Section D. Hexcel shall credit USEC/ATK against any amounts owed for fiber purchased with the amounts described in Table 4 below. The entry point for this table will take into account any volume purchased under paragraph 1 above. The total amount of fiber purchased between November 1, 2009 and Date The Advance Payment Balance Reaches Zero determines the initial row to use for pricing credits.

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APPROVAL:

/s/ Darryl Blueitt Alliant Techsystems Inc., Acting Through its ATK Tactical Propulsion and Controls Division	/s/ Ira J. Krakower Ira J. Krakower Senior Vice President Hexcel Corporation